Exhibit 99

[LOGO OF HERSHEY FOODS APPEARS HERE]            Hershey Foods NEWS
    Corporate Communications: Hershey Foods Corporation
                              100  Crystal A Drive
                              Hershey,  PA   17033
                              E-mail:pr@hersheys.com - http://www.hersheys.com

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FOR IMMEDIATE RELEASE                           CONTACT:
April 15, 1999                                  John C. Long/Natalie D. Bailey
                                                717-534-7631

                                                FINANCIAL CONTACT:
                                                James A. Edris
                                                717-534-7556


                  Hershey Foods First Quarter Pre-Announcement

Hershey, Pa. - Hershey Foods Corporation announced today that its earnings for the first quarter ending April 4, 1999, excluding the gain on the sale of its pasta business, may be below market expectations by approximately $.03 per share. The corporation cited softness in its domestic confectionery sales as the primary reason for the shortfall.

"While we expected lower sales and earnings as a result of the divestiture of our pasta business, as well as difficult sales volume comparisons for our domestic confectionery business compared to a very strong first quarter in 1998, the earlier Easter and lower sales of our high profit standard bars compounded the situation," said Kenneth L. Wolfe, Chairman and Chief Executive Officer. "Hershey's retail sales growth continued to outpace the category during the first quarter, but our factory shipments during the period did not keep pace because of timing of product shipments to retailers. The lower sales impact in the first quarter of 1999 was offset somewhat by cost reductions, including further changes in our retiree medical programs. During the remainder of the year, we expect confectionery sales increases more in line with our retail movement and continued cost improvements to result in another record year for Hershey Foods."


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